EXHIBIT 99.2
PAYCHEX, INC. PRELIMINARY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) reviews the operating results of Paychex, Inc. (“we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2009 (“fiscal 2009”), May 31, 2008 (“fiscal 2008”), and May 31, 2007 (“fiscal 2007”), and our financial condition as of May 31, 2009. This review provides analysis and disclosure in addition to the disclosure contained in our press release dated June 24, 2009, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”).
     This MD&A is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2009 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2009 fiscal year-end. The fiscal 2009 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final MD&A that will satisfy the requirements of Item 303 of Regulation S-K.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the SEC: general market and economic conditions including, among others, changes in United States (“U.S.”) employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing; changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans; changes in workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this Form 8-K, to reflect events or circumstances after such date, or to reflect occurrence of unanticipated events.
Overview
     We are a leading provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs.

     Our Payroll services are provided through either our core payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).
     In addition to the above, our software-as-a-service solution through the MMS platform provides human resource management, employee benefits management, time and attendance, online expense reporting, and applicant tracking.
     Our Human Resource Services primarily include:
•	comprehensive human resource outsourcing services, which include Paychex Premier® Human Resources and our Professional Employer Organization (“PEO”);

•	retirement services administration;

•	health and benefits services;

•	workers’ compensation insurance services;

•	time and attendance solutions; and

•	other human resource services and products.
     We mainly earn revenue through recurring fees for services performed. Service revenue is primarily driven by the number of clients, checks or transactions per client per pay period, and utilization of ancillary services. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our strategy is focused on achieving strong long-term financial performance while providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technological and operating infrastructure; and expanding our service offerings.
     Our financial results for fiscal 2009 were affected by weak economic conditions in the U.S., the severe credit crisis in the financial markets, and extremely low investment rates of return on our funds held for clients. The weak economy affects our ability to sell and retain clients, reduces our transaction volumes related to fewer employees in our client base, and results in lower average invested balances in our funds held for clients. The impacts were reflected in many of our key indicators, with the most significant deterioration occurring in the three months ending May 31, 2009 (the “fourth quarter”), as follows:
•	Checks per client decreased 5.2% for the fourth quarter and 2.9% for fiscal 2009, and are projected to decline 3% for the year ending May 31, 2010 (“fiscal 2010”);

•	New client sales from new business starts declined 27% for the fourth quarter and 19% for fiscal 2009;

•	Clients lost due to companies going out of business or no longer having any employees increased 19% for the fourth quarter and 17% for fiscal 2009;

•	Average rate of return earned on our combined investment portfolios was 2.1% for fiscal 2009 compared to 3.7% for fiscal 2008; and

•	Short-term taxable average interest rate earned was 1.2% for fiscal 2009 compared to 4.2% for fiscal 2008.

     Despite the economic pressures, we achieved service revenue growth of 4% over the prior fiscal year as a result of our annual price increase and growth in utilization of our ancillary payroll and Human Resource Services. We effectively managed our expenses as operating income, net of certain items, increased 5% and improved as a percentage of service revenue to 36.4% for fiscal 2009 as compared to 36.0% for fiscal 2008. Refer to the discussion below for further information on operating income, net of certain items.
     Our financial results for fiscal 2009 included the following highlights:
•	Payroll service revenue increased 1% to $1.5 billion.

•	Human Resource Services revenue increased 11% to $523.6 million.

•	Total revenue increased 1% to $2.1 billion.

•	Operating income decreased 3% to $805.2 million, as combined interest on funds held for clients and investment income decreased 48%.

•	Operating income, net of certain items, increased 5% to $729.7 million.

•	Net income decreased 7% to $533.5 million.

•	Diluted earnings per share decreased 5% to $1.48 per share.

•	Cash flow from operations decreased 5% to $688.8 million.

•	Dividends of $447.7 million were paid to stockholders, representing 84% of net income.
     In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2007 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Operating income, net of certain items, increased 5% to $729.7 million for fiscal 2009 compared to $696.5 million for fiscal 2008 and $605.4 million for fiscal 2007.
     Although we have been operating in an unprecedented economic environment during fiscal 2009, we maintained stability in our employee base, allowing us to continue to focus on providing excellent customer service, and invest in our business. Some of these investments include the following:
     Client base and increased utilization of ancillary services:  Our client base was approximately 554,000 clients as of May 31, 2009. This compares with approximately 572,000 clients as of May 31, 2008, and approximately 561,000 clients as of May 31, 2007. Our client base declined 3.1% for fiscal 2009, compared to growth of 2.0% for fiscal 2008 and growth of 3.3% for fiscal 2007. The reduction in our client base for fiscal 2009 reflects the impact of weaker economic conditions on our ability to attract and retain clients. New client sales from new business starts decreased 19% for fiscal 2009 compared to the prior year. Also, an increase of 17% in clients lost due to companies going out of business or no longer having any employees impacted our client retention, which was slightly below historical levels at approximately 77% of our beginning of the year client base.
     Despite the challenging selling environment resulting from the weak economy, we added over 111,000 clients during fiscal 2009. New sales revenue for MMS clients was strong for fiscal 2009, increasing just under 20% compared to fiscal 2008. The market for MMS has not been as severely impacted by the decline in new business starts.

     We believe growth opportunities continue to exist in our target market of small- to medium-sized businesses. Accordingly, we continue to increase the size of our sales force in key areas, primarily MMS and health and benefits services. Reductions are expected in certain of the Human Resource Services sales force due to deceleration in client bases and aggressive sales force increases in prior periods. The following table summarizes the expected composition of our sales force in fiscal 2010 with comparisons to fiscal 2009 and 2008:

	Expected
Year ended May 31,	2010	Change	2009	Change	2008
Payroll	1,590	5%	1,515	1%	1,505
Retirement services administration and other human resource services	350	(5%)	370	4%	355
Comprehensive human resource outsourcing services	210	(5%)	220	7%	205
Licensed agents for workers’ compensation insurance	60	(8%)	65	8%	60
Licensed agents for health and benefits services	160	23%	130	37%	95

Total sales representatives	2,370	3%	2,300	4%	2,220

     There are also opportunities for growth within our current client base, as well as with new clients, through increased penetration of our payroll and human resource ancillary services and products. Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. The following statistics demonstrate the growth in our ancillary service offerings:

$ in millions
As of May 31,	2009	2008	2007
Payroll tax administration services penetration	93%	93%	93%
Employee payment services penetration	75%	73%	71%
Retirement services clients	50,000	48,000	44,000
Comprehensive human resource outsourcing services client employees served	453,000	439,000	373,000
Comprehensive human resource outsourcing services clients	18,000	16,000	14,000
Workers’ compensation insurance clients	77,000	72,000	62,000
Health and benefits services revenue	$20.9	$12.3	$6.4
     Service and product initiatives:  During fiscal 2009, we made investments in the ongoing expansion of our portfolio of services and products. These included strengthening our software-as-a-service solution for our MMS clients through the following:
•	Enhanced the Paychex Time and Labor Online product, an Internet-based, integrated time and labor management system that provides clients with an easy and cost-effective way to automate time and attendance processes.

•	Introduced Paychex Expense Manager, an integrated payroll and expense management solution to help clients control discretionary spending while giving their employees the convenience of preparing and submitting expense reports via an easy-to-use, secure, online tool.
     In addition, other fiscal 2009 initiatives included the following:
•	Enhanced our 401(k) product through the addition of auto enrollment as an optional plan feature. This feature allows employers to automatically enroll their employees in their company’s 401(k) plan and increase overall plan participation.

•	Continued expansion of our health insurance services nationwide, simplifying the process for our clients to obtain coverage through our network of national and regional insurers. Revenue from health and benefits services increased 70% to $20.9 million for fiscal 2009, and is anticipated to exceed $30.0 million for fiscal 2010.

•	Made necessary adjustments to proactively respond to provisions under the American Recovery and Reinvestment Act of 2009 (the “2009 economic stimulus package”), particularly the “Making Work Pay” income tax credit and premium assistance for COBRA recipients. Our preparedness allowed us to educate and assist our clients with these regulatory changes.
     Business acquisitions:  We may supplement our growth from time to time through strategic acquisitions when opportunities arise. In fiscal 2009, we made immaterial acquisitions to supplement our payroll client base.

     Focus on customer service: Integral to our strategy is satisfied customers to achieve maximum client retention. For fiscal 2009, we received high client satisfaction results, which was encouraging considering the economic pressures our clients are facing. Client retention was approximately 77% of our beginning of the year client base. Although customer satisfaction remained strong, increases in clients going out of business or no longer having any employees, and pricing pressures from our largest direct competitor and regional payroll providers kept our client retention rate slightly below historical levels.
     Financial position and liquidity:  The current credit crisis has resulted in unprecedented volatility in the global financial markets, with diminished liquidity and increased exposure to investment losses occurring in these markets. Despite this macroeconomic environment, as of May 31, 2009, our financial position remained strong with cash and total corporate investments of $574.7 million and no debt. Our cash and total corporate investments have increased approximately $140 million since May 31, 2008.
     We also believe that our investments as of May 31, 2009 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date to indicate any other-than-temporary impairment. We maintain a conservative investment strategy within our investment portfolios to maximize liquidity and protect principal. In the current financial markets, this translates to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. Our exposure has been minimized in the current investment environment as the result of our policies of investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting the amounts that can be invested in any single issuer. All investments held as of May 31, 2009 are traded in active markets.
     As of May 31, 2009, we had no exposure to variable rate demand notes (“VRDNs”) or prime money market funds. In September 2008, we sold all of our holdings in these types of investments as a result of turmoil in the related markets. No losses were recognized on these sales. The proceeds from the sale of these investments were reinvested in U.S. agency discount notes, which is our current primary short-term investment vehicle. We have no exposure to auction rate securities, sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage interest rate risk.
     Our primary source of cash is our ongoing operations. Cash flow from operations was $688.8 million for fiscal 2009. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. It is anticipated that cash and total corporate investments as of May 31, 2009, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future. During fiscal 2009, dividends paid to stockholders were 84% of net income.
     For further analysis of our results of operations for fiscal years 2009, 2008, and 2007, and our financial position as of May 31, 2009, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review and the discussion in the “Critical Accounting Policies” section of this review.
Outlook
     Our current outlook for fiscal 2010 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Comparisons to fiscal 2009 quarters are expected to improve as fiscal 2010 progresses. Projected changes in revenue and net income for fiscal 2010 are as follows:

	Low		High
Payroll service revenue	(5%)	—	(3%)
Human Resource Services revenue	3%	—	6%
Total service revenue	(4%)	—	(1%)
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	(4%)	—	(1%)
Investment income, net	(35%)	—	(30%)
Net income	(12%)	—	(10%)
     Operating income, net of certain items, as a percentage of service revenue is expected to range between 34% and 35% for fiscal 2010. The effective income tax rate is expected to approximate 35% for fiscal 2010. The higher tax rate in fiscal 2010 is driven by higher state income tax rates resulting from state legislative changes.

     Interest on funds held for clients and investment income for fiscal 2010 are expected to be impacted by interest rate volatility. Interest on funds held for clients will be further impacted by a projected 5% decline in average invested balances, with most of the effect in the first half of fiscal 2010. This decline is largely the result of the 2009 economic stimulus package generating lower tax withholdings for client employees. The Federal Funds rate dropped significantly in fiscal 2009 from 2.00% as of May 31, 2008, to a range of zero to 0.25% as of May 31, 2009. As of May 31, 2009, the long-term investment portfolio had an average yield-to-maturity of 3.3% and an average duration of 2.5 years. In the next twelve months, slightly less than 20% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.40%. Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income to (decrease)/increase by the following amounts in the respective quarters of fiscal 2010:

	Interest on funds held	Investment income,
Fiscal 2010	for clients	net
First quarter	(45%)	(70%)
Second quarter	(35%)	(40%)
Third quarter	(20%)	10%
Fourth quarter	(15%)	50%
     Under normal financial market conditions, the impact to our earnings from a 25-basis-point increase or decrease in the short-term interest rates would be approximately $3.5 million, after taxes, for a twelve-month period. Such a basis point change may or may not be tied to changes in the Federal Funds rate. We estimate the lowest level of combined interest on funds held for clients and investment income over the next fiscal year would be approximately $55 million.
     Purchases of property and equipment in fiscal 2010 are expected to be in the range of $55 million to $60 million. Fiscal 2010 depreciation expense is projected to be in the range of $65 million to $70 million, and we project amortization of intangible assets for fiscal 2010 to be in the range of $20 million to $25 million.
Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2009	Change	2008	Change	2007
Revenue:
Payroll service revenue	$1,483.7	1%	$1,462.7	8%	$1,356.6
Human Resource Services revenue	523.6	11%	471.8	19%	396.2

Total service revenue	2,007.3	4%	1,934.5	10%	1,752.8
Interest on funds held for clients	75.5	(43%)	131.8	(2%)	134.1

Total revenue	2,082.8	1%	2,066.3	10%	1,886.9
Combined operating and SG&A expenses	1,277.6	3%	1,238.0	4%	1,185.4

Operating income	805.2	(3%)	828.3	18%	701.5
As a % of total revenue	39%		40%		37%
Investment income, net	6.9	(74%)	26.5	(36%)	41.7

Income before income taxes	812.1	(5%)	854.8	15%	743.2
As a % of total revenue	39%		41%		39%
Income taxes	278.6	—	278.7	22%	227.8

Net income	$533.5	(7%)	$576.1	12%	$515.4

As a % of total revenue	26%		28%		27%
Diluted earnings per share	$1.48	(5%)	$1.56	16%	$1.35

     We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2009, we had no exposure to high-risk or illiquid investments. Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2009	2008	2007
Average investment balances:
Funds held for clients	$3,323.3	$3,408.9	$3,275.9
Corporate investments	538.2	716.7	1,109.5

Total	$3,861.5	$4,125.6	$4,385.4

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	2.2%	3.7%	4.0%
Corporate investments	1.4%	3.7%	3.7%
Combined funds held for clients and corporate investments	2.1%	3.7%	4.0%
Net realized gains:
Funds held for clients	$1.1	$6.4	$1.7
Corporate investments	—	—	0.4

Total	$1.1	$6.4	$2.1

$ in millions
As of May 31,	2009	2008	2007
Net unrealized gains/(losses) on available-for-sale securities (1)	$66.7	$24.8	$(14.9)
Federal Funds rate (2)	0.25%	2.00%	5.25%
Three-year “AAA” municipal securities yield	1.35%	2.65%	3.71%
Total fair value of available-for-sale securities	$1,780.9	$3,353.5	$4,975.5
Average long-term tax-exempt reinvestment rate	2.1%	3.1%	3.6%
Average duration of available-for-sale securities in years (3)	2.5	2.7	2.5
Weighted-average yield-to-maturity of available-for-sale securities (3)	3.3%	3.4%	3.7%

(1)	The net unrealized gain of our investment portfolios was approximately $56.3 million as of June 19, 2009.

(2)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2009.

(3)	These items exclude the impact of VRDNs held as of May 31, 2008 and 2007, as they are tied to short-term interest rates. We did not hold any VRDNs as of May 31, 2009.
     Payroll service revenue:  Payroll service revenue increased 1% to $1.5 billion for fiscal 2009 due to our annual price increase and growth in utilization of our ancillary payroll services. Payroll service revenue increased 8% to $1.5 billion for fiscal 2008 due to client base growth, higher check volume, our annual price increase, and growth in utilization of our ancillary payroll services. The weakening economic conditions in fiscal 2009 negatively impacted payroll service revenue. During fiscal 2009, our client base declined 3.1%, affected by a decline in new client sales from new business starts and clients lost due to companies going out of business or no longer having any employees. Also, checks per client declined 2.9%.
     As of May 31, 2009, 2008, and 2007, 93% of clients utilized our payroll tax administration services. Our employee payment services were utilized by 75% of our clients as of May 31, 2009, compared with 73% as of May 31, 2008 and 71% as of May 31, 2007. Nearly all new clients purchase our payroll tax administration services and more than 80% of new clients select a form of our employee payment services.

     Human Resource Services revenue: Human Resource Services revenue increased 11% for fiscal 2009 and 19% for fiscal 2008 to $523.6 million and $471.8 million, respectively. The following factors contributed to Human Resource Services revenue growth for fiscal 2009 and fiscal 2008:

$ in millions
As of May 31,	2009	Change	2008	Change	2007
Retirement services clients	50,000	2%	48,000	9%	44,000
Comprehensive human resource outsourcing services client employees served	453,000	3%	439,000	18%	373,000
Comprehensive human resource outsourcing clients	18,000	10%	16,000	17%	14,000
Workers’ compensation insurance clients	77,000	6%	72,000	17%	62,000
Health and benefits service revenue	$20.9	70%	$12.3	93%	$6.4
     While the above factors contributed to the revenue growth as compared to the same period last year, the rate of growth has been adversely impacted by weak economic conditions. The volatility in the financial markets has caused the asset value of retirement services client employees’ funds to decline 12% to $8.5 billion as of May 31, 2009 as compared to the same period last year. The S&P 500 declined 34% during the same period. The decline in asset value and a shift in client employees’ retirement portfolios to investments earning lower fees from external fund managers reduced retirement services revenue growth by $8.9 million for fiscal 2009. Comprehensive human resource outsourcing services revenue growth was adversely impacted by fewer employees per client, decreasing revenue by $8.7 million for fiscal 2009. The estimated growth in Human Resource Services revenue for fiscal 2009 would have been 15% exclusive of these two items. We also continue to experience volatility in PEO net service revenue due to fluctuations in workers’ compensation claims and adjustments to workers’ compensation rates in Florida. Offsetting some of the above revenue declines was $12.4 million of retirement services billings for client plan restatements during fiscal 2009 that are required by law approximately every ten years.
     Total service revenue: Total service revenue growth was 4% for fiscal 2009 and 10% for fiscal 2008. The weak economy had a negative impact on service revenue growth for fiscal 2009. Refer to the discussion of key indicators in the “Overview” section of this review.
     Interest on funds held for clients: The decrease in interest on funds held for clients for fiscal 2009 compared to fiscal 2008 was the result of lower average interest rates earned, lower average investment balances, and lower realized gains on sales of available-for-sale securities. Interest on funds held for clients decreased in fiscal 2008 compared to fiscal 2007 as a result of lower average interest rates earned offset by higher average investment balances and higher realized gains on sales of available-for-sale securities. Overall economic factors, which have negatively impacted our client base, decreased average investment balances by 3% for fiscal 2009. Average investment balances for the fourth quarter of fiscal 2009, which deteriorated 9%, also were impacted by the 2009 economic stimulus package generating lower tax withholdings for client employees. Refer to the “Market Risk Factors” section of this review for more information on changing interest rates.
     Combined operating and SG&A expenses:  The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for the fiscal year ended May 31:

In millions	2009	Change	2008	Change	2007
Compensation-related expenses	$835.1	4%	$804.7	10%	$728.3
Stock-based compensation costs	25.7	1%	25.4	(1%)	25.7
Facilities expenses	59.6	4%	57.4	7%	53.8
Depreciation of property and equipment	64.0	4%	61.4	8%	56.8
Amortization of intangible assets	21.8	13%	19.2	16%	16.6
Other expenses	271.4	1%	269.9	1%	266.2

	1,277.6	3%	1,238.0	8%	1,147.4
Expense charge to increase the litigation reserve	—	—	—	(100%)	38.0

Total operating and SG&A expenses	$1,277.6	3%	$1,238.0	4%	$1,185.4

     During fiscal 2007, we recorded an expense charge of $38.0 million to increase our litigation reserve to account for settlements and for anticipated costs relating to pending legal matters.
     Excluding the expense charge to increase the litigation reserve, combined operating and SG&A expenses increased 3% for fiscal 2009 and 8% for fiscal 2008. This was primarily the result of increases in personnel, though at a slower pace than prior years, and other costs related to selling and retaining clients, and promoting new services. The lower growth rates in compensation-related expenses for fiscal 2009 are a result of lower bonus and commission expenses attributed to the more challenging selling environment given the weak economic conditions and the slower pace of new hires. As of May 31, 2009, we had approximately 12,500 employees compared with approximately 12,200 as of May 31, 2008 and 11,700 as of May 31, 2007.

     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client lists acquisitions, which are amortized using either straight-line or accelerated methods. The increases in amortization are a result of intangibles from acquisitions and client list acquisitions. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.
     Operating income:  Operating income declined 3% for fiscal 2009 as compared to growth of 18% for fiscal 2008. The fluctuations in operating income were attributable to the factors previously discussed.
     Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2007 to increase the litigation reserve. Refer to the previous discussion of operating income, net of certain items, in the “Overview” section of this review. Operating income, net of certain items, is as follows for the year ended May 31:

In millions	2009	Change	2008	Change	2007
Operating income	$805.2	(3%)	$828.3	18%	$701.5
Excluding:
Interest on funds held for clients	(75.5)	(43%)	(131.8)	(2%)	(134.1)
Expense charge to increase the litigation reserve	—	—	—	(100%)	38.0

Operating income, net of certain items	$729.7	5%	$696.5	15%	$605.4

     Investment income, net:  Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The decrease in investment income for fiscal 2009 compared to fiscal 2008 was the result of lower average interest rates earned and lower average investment balances. The decrease in investment income for fiscal 2008 compared with fiscal 2007 was primarily due to lower average investment balances. The lower average investment balances in both fiscal 2009 and fiscal 2008 were a result of funding the stock repurchase program which was completed in December 2007.
     Income taxes:  Our effective income tax rate was 34.3% for fiscal 2009, compared with 32.6% for fiscal 2008, and 30.7% for fiscal 2007. The increases in our effective income tax rate for fiscal 2009 and fiscal 2008 were primarily the result of lower levels of tax-exempt income, derived from municipal debt securities in the funds held for clients and corporate investment portfolios. The increase for fiscal 2008 compared to fiscal 2007 was impacted by a higher effective state income tax rate as a result of the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”
     Net income and earnings per share:  Net income declined 7% for fiscal 2009, decreasing to $533.5 million, as compared to a net income growth of 12% to $576.1 million for fiscal 2008. These fluctuations were attributable to the factors previously discussed. In particular, for fiscal 2009, combined interest on funds held for clients and investment income decreased 48%, or $76.0 million. Net income growth for fiscal 2008 was impacted by the increase to the litigation reserve of $38.0 million recognized in fiscal 2007.
     Diluted earnings per share decreased 5% for fiscal 2009 to $1.48 per share as compared to a 16% increase for fiscal 2008 to $1.56 per share. Diluted earnings per share for fiscal 2008 increased at a rate higher than net income growth, and for fiscal 2009 decreased at a rate lower than the decrease in net income due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program completed in December 2007. In fiscal 2009, earnings per share were reduced by $0.16 per share as a result of the decline in combined interest on funds held for clients and investment income noted above and the 2.9% decline in checks per client.
Liquidity and Capital Resources
     The current credit crisis has resulted in unprecedented volatility in the global financial markets, with diminished liquidity and increased exposure to investment losses occurring in these markets. Despite this macroeconomic environment, as of May 31, 2009, our financial position remained strong as we had $574.7 million in cash and total corporate investments and no debt. We believe that our investments as of May 31, 2009 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date to indicate any other-than-temporary impairment. Cash and total corporate investments as of May 31, 2009, along with projected operating cash flows, are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.

Commitments and Contractual Obligations
     Lines of credit: As of May 31, 2009, we had unused borrowing capacity available under four uncommitted, secured, short-term lines of credit at market rates of interest with financial institutions as follows:

Financial institution	Amount available	Expiration date
JP Morgan Chase Bank, N.A.	$350 million	February 2010
Bank of America, N.A.	$250 million	February 2010
PNC Bank, National Association	$150 million	February 2010
Wells Fargo Bank, National Association	$150 million	February 2010
     Our credit facilities are evidenced by promissory notes and are secured by separate pledge security agreements by and between Paychex, Inc. and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a control agreement and is to be administered under an intercreditor agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.
     The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against these lines of credit during fiscal 2009 or as of May 31, 2009.
     JP Morgan Chase Bank, N.A. and Bank of America, N.A. are also parties to our credit facility and irrevocable standby letters of credit. See discussion of these arrangements below.
     Credit facility: We have a committed, secured, one-year revolving credit facility, expiring on September 20, 2009. This credit facility was available to extend the duration of our long-term investment portfolio. We have not used the credit facility during fiscal 2009 or as of May 31, 2009, and we do not have plans for it in the future. The credit facility is collateralized by the long-term securities of Paychex of New York LLC (the “Borrower”), to the extent of any borrowing. Under the credit facility the Borrower may, subject to certain restrictions, borrow up to $400 million to meet short-term funding requirements on client fund obligations. Upon expiration of the commitment in September 2009, any borrowings outstanding will mature and be payable on such date.
     The revolving loans under the credit facility will bear interest at competitive rates to be elected by the Borrower. The Borrower will also pay a facility fee at a rate of .05% per annum on the average daily unused amount of the commitment.
     Letters of credit: As of May 31, 2009, we had irrevocable standby letters of credit outstanding totaling $65.8 million, required to secure commitments for certain of our insurance policies and bonding requirements. These letters of credit expire at various dates between July 2009 and December 2012 and are collateralized by securities held in our investment portfolios. No amounts were outstanding on these letters of credit during fiscal 2009 or as of May 31, 2009.

     Other commitments: We have entered into various operating leases and purchase obligations that, under GAAP, are not reflected on the Consolidated Balance Sheets as of May 31, 2009. The table below summarizes our estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other liabilities on the Consolidated Balance Sheets, as of May 31, 2009:

	Payments due by period
					More
		Less than			than
In millions	Total	1 year	1-3 years	4-5 years	5 years
Operating leases(1)	$142.2	$43.8	$62.7	$27.0	$8.7
Purchase obligations(2)	59.8	39.8	18.9	0.3	0.8
Other liabilities(3)	0.6	0.4	0.2	—	—

Total(4)	$202.6	$84.0	$81.8	$27.3	$9.5

(1)	Operating leases are primarily for office space and equipment used in our branch operations. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage Payroll Services Inc. (“Advantage”) and InterPay Inc., which are included in the table above with other liabilities.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $4.5 million of commitments to purchase capital assets. Amounts actually paid under certain of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other liabilities represent business acquisition reserves and are reflected in the Consolidated Balance Sheets as of May 31, 2009 with $0.4 million in other current liabilities and $0.2 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $45.3 million are excluded from the table above because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.

(4)	The liability for uncertain tax positions was approximately $25.7 million as of May 31, 2009, including tax, penalty, and interest. We are not able to reasonably estimate the timing of future cash flows and have excluded these liabilities from the table above. We are currently under a state income tax audit for the years ended May 31, 2004 through 2007. The examination phase of the audit may conclude within the next twelve months; however, based on the current status of the examination, it is not reasonably possible to estimate the impact, if any, to the amount of unrecognized tax benefits.
     Advantage has license agreements with independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex, Inc. and Advantage provide all centralized back-office payroll processing and payroll tax administration services. Under these arrangements, Advantage pays the Associates commissions based on processing activity for the related clients. When we acquired Advantage, there were fifteen Associates. As of May 31, 2009, we have ten Associates. Since the actual amounts of future payments are uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates for fiscal 2009 and fiscal 2008 was $12.3 million and $15.3 million, respectively.
     We guarantee performance of service on annual maintenance contracts for clients who financed their service contracts through a third party. In the normal course of business, we make representations and warranties that guarantee the performance of services under service arrangements with clients. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services provided to us. Historically, there have been no material losses related to such guarantees and indemnifications.
     We currently self-insure the deductible portion of various insured exposures under certain of our employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities on our Consolidated Balance Sheets. Historically, the amounts accrued have not been material. We also maintain insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability, and acts of terrorism; and capacity for deductibles and self-insured retentions through our captive insurance company.

Off-Balance Sheet Arrangements
     As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. We do maintain investments as a limited partner in low-income housing projects that are not considered part of our ongoing operations. These investments are accounted for under the equity method of accounting and are less than 1% of our total assets as of May 31, 2009.
Reclassification Within Consolidated Statements of Cash Flows
     Client fund obligations represent our contractual obligation to remit funds to satisfy clients’ payroll and tax payment obligations. To better reflect the nature of these activities, in fiscal 2008 we reclassified the net change in client fund obligations in the Consolidated Statements of Cash Flows from investing activities to financing activities for all periods presented. This reclassification had no impact on the net change in cash and cash equivalents or cash flows from operating activities for any periods presented.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2009	2008	2007
Net income	$533.5	$576.1	$515.4
Non-cash adjustments to net income	134.4	125.4	144.7
Cash provided by/(used in) changes in operating assets and liabilities	20.9	23.2	(28.9)

Net cash provided by operating activities	$688.8	$724.7	$631.2

     The decrease in our operating cash flows for fiscal 2009 is attributable to lower net income. The increase in operating cash flows for fiscal 2008 reflects higher net income adjusted for non-cash items and changes in operating assets and liabilities. The increase in non-cash adjustments to net income in fiscal 2009 is primarily due to higher depreciation and amortization on property and equipment and intangible assets. The decrease in non-cash adjustments to net income for fiscal 2008 was primarily attributable to the expense charge of $38.0 million to increase the litigation reserve in fiscal 2007, offset by an increase in the provision for deferred income taxes. The fluctuations in our operating assets and liabilities between periods were primarily related to lower interest receivable balances and the timing of collection and payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2009	2008	2007
Net change in funds held for clients and corporate investment activities	$491.4	$1,067.3	$(713.4)
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(64.1)	(81.6)	(78.9)
Acquisitions of businesses, net of cash acquired	(6.4)	(32.9)	(3.1)
Purchases of other assets	(16.4)	(19.6)	(21.6)

Net cash provided by/(used in) investing activities	$404.5	$933.2	$(817.0)

     Funds held for clients and corporate investments:  Funds held for clients consist of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. During fiscal 2008, proceeds from sales and maturities of available-for-sale securities were not reinvested as a result of the $1.0 billion stock repurchase program completed in December 2007. In fiscal 2009, with the volatility in the financial markets, funds previously invested in certain available-for-sale securities were reinvested in cash equivalents. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.
     Purchases of long-lived assets:  To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal 2009, fiscal 2008, and fiscal 2007, we purchased approximately $4.5 million, $4.4 million, and $2.8 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board”).

     Construction in progress totaled $4.0 million and $52.1 million as of May 31, 2009 and 2008, respectively. Of these costs, $3.4 million and $51.6 million represent software being developed for internal use as of May 31, 2009 and 2008, respectively. Capitalization of costs ceases when the software is ready for its intended use, at which time we begin amortization of the costs. During the last three months of fiscal 2009, a significant portion of the internal use software costs previously in construction in progress were placed in service. These internal use software costs are being amortized over fifteen years, at a rate of approximately $4.0 million annually.
     During fiscal 2009, we paid $6.4 million related to acquisitions of businesses, compared with $32.9 million and $3.1 million for fiscal 2008 and 2007, respectively. Fiscal 2008 acquisitions related mainly to employee benefits products. The purchases of other assets were for customer lists.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2009	2008	2007
Net change in client fund obligations	$(346.0)	$(198.7)	$376.1
Repurchases of common stock	—	(1,000.0)	—
Dividends paid	(447.7)	(442.1)	(301.3)
Proceeds from and excess tax benefit related to exercise of stock options	9.0	67.8	52.9

Net cash (used in)/provided by financing activities	$(784.7)	$(1,573.0)	$127.7

Cash dividends per common share	$1.24	$1.20	$0.79

     Net change in client fund obligations: The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days.
     Repurchases of common stock: We repurchased 23.7 million shares of common stock for a total of $1.0 billion under our stock repurchase program completed in December 2007.
     Dividends paid:  In July 2008, our Board approved a 3% increase in our quarterly dividend payment to $0.31 per share from $0.30 per share. In July 2007, our Board approved an increase of 43% in the quarterly dividend payment to $0.30 per share from $0.21 per share. The dividends paid as a percentage of net income totaled 84%, 77%, and 58% for fiscal 2009, fiscal 2008, and fiscal 2007, respectively. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.
     Exercise of stock options:  Proceeds from and excess tax benefit related to exercise of stock options decreased for fiscal 2009 as compared to fiscal 2008, and increased for fiscal 2008 as compared to fiscal 2007. Common shares acquired through exercise of stock options for fiscal 2009 were 0.4 million shares compared with 2.0 million shares for fiscal 2008 and 1.8 million shares for fiscal 2007.
Other
New accounting pronouncements: In April 2009, the FASB issued the following three staff positions intended to provide additional accounting guidance and enhance disclosures regarding fair value measurements and impairments of debt securities:
•	FASB Staff Position (“FSP”) No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” requiring publicly traded companies to disclose the fair value of financial instruments in interim financial statements;

•	FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” providing guidance for determining fair value when there is no active market or where price inputs being used represent distressed sales; and

•	FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” providing guidance for measurement and recognition of impaired debt securities along with expanded disclosures with respect to impaired debt securities.

     These FSPs are effective for interim and annual periods ending after June 15, 2009, and are applicable to our fiscal year beginning June 1, 2009. We do not expect the adoption of these FSPs will have a material impact on our results of operations or financial position.
     In May 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events.” This statement establishes guidance related to accounting for and disclosure of events that happen after the date of the balance sheet but before the release of the financial statements.  SFAS No. 165 is effective for reporting periods ending after June 15, 2009, and is applicable to our fiscal year beginning June 1, 2009. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.
     In June 2009, the FASB issued the following statements:
•	SFAS 166, “Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140;” and

•	SFAS 167, “Amendments to FASB Interpretation No. 46(R).”
     Both standards are effective for annual periods beginning after November 15, 2009, and are applicable to our fiscal year beginning June 1, 2010. We are currently evaluating both standards but do not expect their adoption to have a material effect on our results of operations or financial position.
     Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not expected to have a material effect on our results of operations or financial position.
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenue, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.
     Revenue recognition:  Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenue is largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned from delivery service for the distribution of certain client payroll checks and reports is included in service revenue, and the costs for delivery are included in operating expenses on the Consolidated Statements of Income.
     PEO revenue is included in service revenue and is reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred were $2.6 billion for each of fiscal 2009, 2008, and 2007.
     Revenue from certain time and attendance solutions is recognized when all of the following are present: persuasive evidence that an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.
     In certain situations we allow a client a right of return or refund. We maintain an allowance for returns, which is based on historical data. The allowance is reviewed periodically for adequacy with any adjustment to revenue reflected in the results of operations for the period in which the adjustment is identified.

     Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax administration services and for employee payment services, and invested until remittance to the applicable tax or regulatory agencies or client employees. These collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days. The interest earned on these funds is included in total revenue on the Consolidated Statements of Income because the collecting, holding, and remitting of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sales of available-for-sale securities.
     PEO workers’ compensation insurance:  Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we use an independent actuarial estimate of undiscounted future cash payments that would be made to settle the claims.
     Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including social and economic trends, changes in legal liability law, and damage awards, all of which could materially impact the reserves as reported in the Consolidated Financial Statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.
     We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in the results of operations for the period in which the adjustment is identified. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
     In fiscal 2009 and fiscal 2008, workers’ compensation insurance for PEO worksite employees was provided based on claims paid as incurred. Our maximum individual claims liability was $1,000,000 under both the fiscal 2009 and fiscal 2008 policies.
     We had recorded the following amounts on our Consolidated Balance Sheets for workers’ compensation claims as of:

	May 31,
In millions	2009	2008
Prepaid expense	$2.5	$2.6
Current liability	$7.9	$8.4
Long-term liability	$17.9	$18.3
     Valuation of investments:  Our investments in available-for-sale securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income, net of tax, as reported on our Consolidated Statements of Stockholders’ Equity. Changes in the fair value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.
     We are exposed to credit risk in connection with our available-for-sale securities from the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings, and short-term securities with A-1/P-1 ratings, and by limiting amounts that can be invested in any single issuer. We periodically review our investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the fair value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and our ability and intent to hold the investment until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumptions related to any particular investment.

     Goodwill and other intangible assets:   We have $433.3 million of goodwill recorded on our Consolidated Balance Sheet as of May 31, 2009, resulting from acquisitions of businesses. Goodwill is not amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. We perform our annual review in our fiscal fourth quarter. Based on the results of our goodwill impairment review, no impairment loss was recognized in the results of operations for fiscal 2009 or fiscal 2008. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.
     We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
     Accrual for client fund losses:  We maintain an accrual for estimated losses associated with our clients’ inability to meet their payroll obligations. As part of providing payroll, payroll tax administration services, and employee payment services, we are authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money fund transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. We evaluate certain uncollected amounts on a specific basis and analyze historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.
     Contingent liabilities:  We are subject to various claims and legal matters that arise in the normal course of business. As of May 31, 2009, we had approximately $20.4 million of reserves for pending litigation. Based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires us to record a reserve if we believe an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated, we deem this amount adequate. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. This reserve may change in the future due to new developments or changes in our strategies or assumptions related to any particular matter. In light of the litigation reserve recorded, we currently believe that resolution of these matters will not have a material adverse effect on our financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on our financial position and our results of operations in the period in which any such effect is recorded.
     Stock-based compensation costs:  Effective June 1, 2006, we adopted SFAS No. 123R, which requires that all stock-based awards to employees, including grants of stock options, be recognized as compensation costs in our Consolidated Financial Statements based on their fair values measured as of the date of grant. We estimate the fair value of stock option grants using a Black-Scholes option pricing model. This model requires various assumptions as inputs including expected volatility of the Paychex stock price and expected option life. We estimate volatility based on a combination of historical volatility using weekly stock prices and implied market volatility, both over a period equal to the expected option life. We estimate expected option life based on historical exercise behavior.
     Under SFAS No. 123R, we are required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. Our assumptions for forfeitures were determined based on type of award and historical experience. Forfeiture assumptions are adjusted at the point in time a significant change is identified with any catch-up adjustment recorded in the period of change, with the final adjustment at the end of the requisite service period to equal actual forfeitures.
     The assumptions of volatility, expected option life, and forfeitures all require significant judgment and are subject to change in the future due to factors such as employee exercise behavior, stock price trends, and changes to type or provisions of stock-based awards. Any change in one or more of these assumptions could have a material impact on the estimated fair value of an award and on stock-based compensation costs recognized in our results of operations.
     We have determined that the Black-Scholes option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of stock option grants. We periodically reassess our assumptions as well as our choice of valuation model, and will reconsider use of this model if additional information becomes available in the future indicating that another model would provide a more accurate estimate of fair value, or if characteristics of future grants would warrant such a change.

     Income taxes:  We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a deferred tax asset related to the stock-based compensation costs recognized for certain stock-based awards. At the time of exercise of non-qualified stock options or vesting of restricted stock awards, we account for the resulting tax deduction by reducing our accrued income tax liability with an offset to the deferred tax asset and any excess tax benefit increasing additional paid-in capital. We currently have a sufficient pool of excess tax benefits in additional paid-in capital to absorb any deficient tax benefits related to stock-based awards. We also maintain a reserve for uncertain tax position as a result of the adoption of FIN 48 on June 1, 2007.
Market Risk Factors
     Changes in interest rates and interest rate risk:  Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. As a result of our operating and investing activities, we are exposed to changes in interest rates that may materially affect our results of operations and financial position. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the fair value of our longer-term available-for-sale securities. We maintain a conservative investment strategy within our investment portfolios to maximize liquidity and protect principal. We attempt to mitigate the risks associated with our investing activities by investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, limiting amounts that can be invested in any single issuer, and by investing in short- to intermediate-term instruments whose fair value is less sensitive to interest rate changes. We manage the available-for-sale securities to a benchmark duration of two and one-half to three years. All investments held as of May 31, 2009 are traded in active markets.
     As of May 31, 2009, we had no exposure to VRDNs or prime money market funds. In September 2008, we sold all of our holdings of these types of investments as a result of turmoil in the related markets. No losses were recognized on those sales. The proceeds from the sales of these investments were reinvested in U.S. agency discount notes, which are currently our primary short-term investment option. We have no exposure to auction rate securities, sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage our interest rate risk.
     During fiscal 2009, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 2.1% compared with 3.7% for fiscal 2008 and 4.0% for fiscal 2007. With the turmoil currently in the financial markets, our conservative investment strategy translates to significantly lower yields on high quality instruments. When interest rates are falling, the full impact of lower interest rates will not immediately be reflected in net income due to the interaction of short- and long-term interest rate changes. During a falling interest rate environment, the decreases in interest rates decrease earnings from our short-term investments, and over time decrease earnings from our longer-term available-for-sale securities. Earnings from available-for-sale securities, which as of May 31, 2009 had an average duration of 2.5 years, would not reflect decreases in interest rates until the investments are sold or mature and the proceeds are reinvested at lower rates. In the next twelve months, slightly less than 20% of our available-for-sale portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.40%.
     The cost and fair value of available-for-sale securities that had stated maturities as of May 31, 2009 are shown below by contractual maturity. Expected maturities can differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2009
In millions	Cost	Fair value
Maturity date:
Due in one year or less	$292.6	$294.8
Due after one year through three years	669.3	693.5
Due after three years through five years	513.8	541.1
Due after five years	238.4	251.4

Total	$1,714.1	$1,780.8

     The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2009	2008	2007
Federal Funds rate — beginning of fiscal year	2.00%	5.25%	5.00%
Rate (decrease)/increase:
First quarter	—	—	0.25
Second quarter	(1.00)	(0.75)	—
Third quarter	(0.75)	(1.50)	—
Fourth quarter	—	(1.00)	—

Federal Funds rate — end of fiscal year (1)	0.25%	2.00%	5.25%

Three-year “AAA” municipal securities yields — end of fiscal year	1.35%	2.65%	3.71%

(1)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2009.
     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to:
•	daily interest rate changes;

•	seasonal variations in investment balances;

•	actual duration of short-term and available-for-sale securities;

•	the proportional mix of taxable and tax-exempt investments;

•	changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous; and

•	financial market volatility and the resulting effect on benchmark and other indexing interest rates.
     Subject to these factors, a 25-basis-point change in taxable interest rates generally affects our tax-exempt interest rates by approximately 17 basis points.
     Our total investment portfolio (funds held for clients and corporate investments) averaged approximately $3.9 billion for fiscal 2009. Our anticipated allocation is approximately 50% invested in short-term securities and available-for-sale securities with an average duration of less than 30 days, and 50% invested in available-for-sale securities with an average duration of two and one-half to three years.
     The combined funds held for clients and corporate available-for-sale securities reflected a net unrealized gain of $66.7 million as of May 31, 2009, compared with a net unrealized gain of $24.8 million as of May 31, 2008. During fiscal 2009, the investment portfolios ranged from a net unrealized loss of $15.2 million to a net unrealized gain of $86.6 million. During fiscal 2008, the investment portfolios ranged from a net unrealized loss of $24.3 million to a net unrealized gain of $48.7 million. The net unrealized gain of our investment portfolios was approximately $56.3 million as of June 19, 2009.
     As of May 31, 2009 and May 31, 2008, we had $1.8 billion and $3.4 billion, respectively, invested in available-for-sale securities at fair value. The weighted-average yield-to-maturity was 3.3% and 3.4%, as of May 31, 2009 and May 31, 2008, respectively. The weighted-average yield-to-maturity excludes available-for-sale securities tied to short-term interest rates such as the VRDNs held as of May 31, 2008. Assuming a hypothetical decrease in both short-term and longer-term interest rates of 25 basis points, the resulting potential increase in fair value for our portfolio of available-for-sale securities as of May 31, 2009, would be approximately $11.0 million. Conversely, a corresponding increase in interest rates would result in a comparable decrease in fair value. This hypothetical increase or decrease in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity. These fluctuations in fair value would have no related or immediate impact on the results of operations, unless any declines in fair value were considered to be other-than-temporary.
     Credit risk:  We are exposed to credit risk in connection with these investments through the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting amounts that can be invested in any single issuer.

     We regularly review our investment portfolios to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns. We believe that the investments we held as of May 31, 2009 were not other-than-temporarily impaired. While certain available-for-sale securities had fair values that were below cost, we believe that it is probable that the principal and interest will be collected in accordance with the contractual terms, and that the decline in the fair value was due to changes in interest rates and was not due to increased credit risk. As of May 31, 2009 and May 31, 2008, the majority of the securities with an unrealized loss held an AA rating or better. We currently believe that we have the ability and intent to hold these investments until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumptions related to any particular investment.